Exhibit 10.2

PROPERTY MANAGEMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the 8th day of November, 2011 by and between Presidential Realty Corporation (“Owner”) and Signature Community Management, LLC, having an address c/o 9 E. 40th Street, Suite 900, New York, NY  10016 (“Manager").

WITNESSETH:

                                WHEREAS, Owner is the owner of a 400,000 SF industrial park commonly known as Maple Tree Industrial Center located at 21 Wilbraham Street, Palmer, MA  01069 (the “Property”); and

WHEREAS, Owner desires to employ Manager as the exclusive managing and leasing agent for the Property.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment of Manager.  Owner hereby employs Manager as the exclusive managing and leasing agent for the Property, and Manager hereby accepts said employment on the terms and conditions as hereinafter provided.

2.           Duties and Authority of Manager.

(a)           Manager shall use diligent and professional efforts in managing, leasing, operating, maintaining and servicing the Property.  The services of Manager hereunder are to be performed in a faithful and diligent manner, of a scope and quality consistent with prudent property management industry standards and best practices and in the best interest of Owner (the “Performance Standard”).  In connection therewith, Manager shall make available to Owner, consistent with industry practices, the full benefit of the judgment, experience and advice of the members of Manager’s organization and staff with respect to the policies to be pursued by Owner in operating the Property.  In performing the services hereunder, Manager shall comply with the Specific Management Guidelines set forth on Exhibit A hereto, as such guidelines may be changed by Owner from time to time.  Manager shall provide maintenance and on-site and district/regional management (collectively, “Key Personnel”).  Manager shall consult with Owner prior to making any changes to the Key Personnel.  Without limiting the foregoing, it shall be the duty and responsibility of Manager, at its sole cost and expense unless otherwise provided herein (it being expressly understood that Owner is responsible for all costs for an on-site management and leasing office and reimbursement of Manager’s employment costs in accordance with Section 4(b) below, all pursuant to the Annual Budget, but Manager is responsible for all off-site employees and all off site management costs), to:

(i)           Maintain and staff an on-site management and leasing office (which shall be open during customary business hours), meet with and respond to inquiries from tenants and prospective tenants, and report to Owner with respect to the Property on at least a monthly basis on Manager’s findings and activities.  Manager agrees that all staff shall be employees of Manager and Manager shall supervise, and otherwise be responsible in all respects for, all such employees and Owner shall have no liability with respect thereto.  The parties acknowledge all costs with respect to such on-site management and leasing office shall be an Owner expense pursuant to the Approved Budget and that Owner shall reimburse Manager’s employment related costs in accordance with Section 4(b) below. Manager shall comply with all applicable laws and regulations having to do with worker’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employment-employee related subjects.  Manager represents that it is and will continue to be an equal opportunity employer.  Manager and its employees shall be duly licensed, permitted and authorized under applicable federal, state and local laws and regulations to provide Owner with the services provided for in this Agreement. Manager shall, at Owner’s cost, conduct such background, reference, educational, criminal record and other checks in the hiring of its personnel working at a Property as shall be appropriate to the positions for which such personnel are engaged, to the extent permissible by law.

(ii)         Lease available space in the Property.  In such regard, Manager shall use its best efforts to keep the Property leased to tenants meeting Owner’s leasing criteria.  All proposed leases and any modification, cancellation, renewal (unless in accordance with an existing lease) or extension of an existing lease shall be in accordance with the leasing guidelines set forth on Exhibit B hereto, as such guidelines may be changed by Owner with respect to its Property from time to time.  Unless otherwise agreed by Owner, all leases shall be substantially on the standard form of lease attached as Exhibit C hereto.

(iii)        Secure, as fully as practicable, the compliance of tenants with the terms, covenants and conditions of their respective leases and compliance of the owners of any adjacent Property with any restrictions contained in any recorded declaration affecting the Property of which Manager has knowledge.  Manager shall keep all tenants informed of all rules and regulations governing the use and occupation of space in the Property (which Owner may alter or supplement from time to time) and Manager shall use its best efforts to cause its services hereunder to be consistent with such rules and regulations.  Service requests of tenants, when received shall be considered and handled by Manager and systematic records shall be maintained showing the action taken with respect to each request.  Complaints of a serious nature shall be reported to Owner immediately with all relevant details and Manager shall thereafter investigate the complaint and make appropriate recommendations.

(iv)        Collect from tenants in the Property all rents and other charges required to be paid by their leases and deposit same into the applicable Property Account (as hereinafter defined).  Manager shall compute and bill tenants for such items of rent.  Manager shall prepare, in consultation with Owner, and submit to the tenants of the Property, such statements as are required by the terms of their leases or as may be reasonably necessary to bill and collect the charges in question.  Manager will, at Owner’s expense, but only after consultation with, and approval by Owner, institute legal actions or other proceedings for the collection of such rent or charges due from tenants or for the eviction of tenants, and such expenses may include the employment of collection agencies and/or the engaging of counsel approved or designated by Owner for such matters; provided that actions for the collection of sums of less than $5,000 shall not require Owner’s prior approval so long as Manager uses such law firms as have been approved by Owner for such purpose.  Manager shall, at the request of Owner and at no additional cost to Owner, cause the appropriate personnel of its organization to testify in any legal actions concerning any tenancies or the Property (provided that such personnel are, at the time testimony is required, still members of Manager’s organization).  Except with respect to disputes concerning $5,000 or less, Manager shall have no authority to settle, compromise or take any other action with respect to litigation relating to the Property or the tenancies of the Property without Owner’s express approval.

(v)         Deposit all tenant security deposits in such manner and with such depository institutions as is required by law, or to the extent no legal requirements are in existence for security deposits, then in the Property Account for the Property or as otherwise directed by Owner, with accrued interest to be paid to the related Owner if permitted by law or to a tenant if required under its lease or by law.  Manager shall have no authority to withdraw any sums from said security deposit account.  It is expressly understood and agreed that all disbursements, transfers or refunds of tenant security deposits made by Manager, if authorized by Owner, shall be made by a check drawn on said account or appropriate journal or bookkeeping entries and shall be substantiated by the appropriate records and accounting procedures.  To the extent that applicable law requires that interest be paid to tenants, that statements or other materials or information be provided to tenants with respect to such security deposits, and/or that specified procedures be followed with respect to the retention, investment and disbursement of such security deposits, Manager shall fully comply with same.

(vi)        For each calendar year, Manager shall submit an annual budget for the Property to Owner, for Owner’s review and approval.  Thereafter, Manager agrees to work with Owner to refine the budget until the budget is accepted by Owner.  Unless otherwise designated by Owner, the Property shall be operated on a calendar year basis for reporting and budgeting purposes.  Each budget shall show, by category, all anticipated items of income and expenditures, any capital expenditures recommended or anticipated by Manager and any other information which is appropriate for the operation of the Property for such year.  Each budget shall be approved by Owner before it shall become effective (each approved annual budget for the Property is hereinafter referred to collectively as the “Annual Budget” for the Property).  After approval, Manager shall use its best efforts to operate the Property within the constraints of the Annual Budget for the Property and shall not make any expenditure during a budgeted period which is in excess of one hundred five percent (105%) of the budgeted amount for such expenditure for any particular line item, or one hundred two percent (102%) of the aggregate of all budgeted expenditures, except with the express written approval of Owner.  When appropriate, Manager will prepare, for Owner’s consideration and approval, an update of the Annual Budget to reflect actual or anticipated deviations.

(vii)       Bond or insure to the equivalent of a fidelity bond for malfeasance all its employees who handle, deal with, or are responsible for Owner’s money in an amount not less than three (3) months of rent and other charges payable by the tenants and licensees of the Property and deliver to Owner a bond or insurance policy (from an insurance company reasonably acceptable to Owner) naming Owner as loss payee under Manager's insurance policy.  The cost of such insurance or bond shall be borne by Manager.

(viii)      Subject to the terms of subparagraph (x) below, in accordance with the Owner’s procedures with respect to Owner’s approval of invoices and payment, pay from the applicable Property Account, when due, all taxes, assessments, rents and other levies applicable to the Property, operating expenses, property management fees, leasing commissions, and Manager’s approved expenses, and deliver to the Owner all canceled checks after month-end close.

(ix)         Unless otherwise specifically directed by Owner, use its best efforts to comply with all terms of any mortgages, deeds of trust or other documents relating to the Property of which Manager is given copies and pay from the applicable Property Account all amounts due under such documents before such amounts shall become delinquent.

(x)          Cause the buildings, appurtenances and grounds of the Property to be maintained, repaired and replaced, at Owner’s expense, in accordance with the quality standards generally applicable to Property of similar class in the geographic area of the applicable Property and according to such further standards as are acceptable to or designated by Owner, including, but not limited to, interior and exterior cleaning, painting, decorating, landscaping, plumbing, alterations, carpentry, and such other normal maintenance, preventive maintenance and repair work (including, but not limited to, structural repair work) as may be necessary.  Except with respect to capital projects or repairs costing in excess of $10,000 (“Major Capital Projects”), Manager has the authority to make repairs, replacements, alterations and improvements to the extent same are within the constraints provided for in the Annual Budget, provided that prior to initiating any capital project or repair (including Major Capital Projects and capital projects or repairs contemplated by the Annual Budget), Manager shall submit for Owner’s approval a Capital Repair Request Form (in the form required by Owner).  With respect to Major Capital Projects, Manager shall obtain at least three (3) qualified bids (unless the competitive bid requirement is waived by Owner) for all items comprising such Major Capital Project and provide Owner with all relevant information in connection with such bid process.  In addition, Manager shall obtain Owner’s written approval prior to making any expenditure out of the Property Account with respect to a Major Capital Project and shall furnish Owner with all documentation and information as Owner may require with respect to such expenditure.  Manager shall keep Owner fully and timely informed of its recommendations for repairs, replacements, alterations and improvements necessary to meet the Performance Standard.  Manager shall oversee all maintenance, repair and replacement work performed at the Property.  Manager shall require that all vendors and contractors performing work on the Property to maintain insurance in accordance with the insurance guidelines set forth on Exhibit E attached hereto.

(xi)         Negotiate, on behalf of Owner, on the most favorable terms that Manager using its best efforts can then obtain, contracts or arrangements for water, electricity, gas, steam, fuel, oil, telephone, cable, internet, laundry, rubbish removal, vermin extermination, and other necessary services, and for the obtaining of materials and services for the Property, as well as such other contracts as Manager shall deem advisable; provided, however, that Manager may only execute such contracts on behalf of Owner with Owner’s prior written approval and in a manner which discloses Owner’s interest and Manager’s relationship to Owner (Owner reserves the right to execute the contracts directly, without Manager’s agency, unless otherwise specifically directed by Owner in each instance) and, when possible, such contracts shall be for a period not to exceed twelve (12) months, and terminable on not more than thirty (30) days' notice by Owner or Manager without cause or charge.  Manager shall act at all times under the direction of Owner and shall allocate to Owner any rebate, commission or discount obtained as result of such purchases, and any such commissions or rebates are to be remitted to Owner (including Owner's share of any discounts based on purchases made in common with other parties).

(xii)        Maintain, separately for the Property, in a manner and pursuant to a  Yardi computer software system (or other such computer system designated by Owner at a future date), a system of office records, books and accounts with respect to the Property, on a cash basis in accordance with GAAP, which records shall be subject to examination by Owner or its authorized agents and employees at all reasonable hours (including access via telephone lines and modems after business hours), and which records, books and accounts are the property of Owner.  Manager shall, upon request of Owner, make all of said books and records available to Owner and any other parties designated by Owner and shall deliver same to Owner or such designated parties on demand.  Upon the termination of this Agreement, and Owner's request, Manager shall deliver all books and records and computer files to Owner.  Manager shall be responsible, at its sole cost, for keeping its staff fully trained and up-to-date in the use and operation of Owner’s software and accounting systems.  Manager understands that the particular accounting and data systems specified by Owner from time to time for the Property are essential to the uniformity and efficacy of Owner’s overall database and reporting systems, and, accordingly, Manager shall not change or modify any such systems without the express approval of Owner in each instance.

(xiii)       At Owner’s expense, prepare and implement such other commercially prudent business strategies, subject to the approval of Owner, so as to increase the profitability and value of the Property, including without limitation, promotional, marketing and expansion plans.  In connection therewith, Manager shall cooperate with Owner in the creation of a promotional website for the Property and, at Owner’s expense, maintain such website in compliance with all applicable laws and in accordance with the standards and procedures promulgated by Owner.  Manager may engage a consultant to perform such services subject to the prior approval of Owner.

(xiv)           Subject to the terms of subparagraph (x) above, coordinate and supervise the performance of capital improvements, all turn over and make ready work in connection with preparing vacated space for leasing and any other work performed by landlord or a tenant at the Property.

(xv)        Prepare and submit to Owner for the review of Owner the reports indicated on Exhibit D (the “Property Reports”) within the time frames designated by Exhibit D (Manager may close the Property's books by the 25th day of the prior month for purposes of preparing the applicable reports).  In addition to the reports indicated on Exhibit D, Manager shall deliver to Owner an up-to-date rent roll within 48 hours of Owner’s request and copies of the standard management reports generated by the software system used by Manager in connection with the management of the Property as soon as possible following Owner’s request but in any event not later than 24 hours following Owner’s demand.  If requested by Owner, a principal of Manager shall certify the accuracy of any report submitted to Owner.

(xvi)       Render reasonable assistance to Owner in connection with any financing, refinancing or sale of the Property, including without limitation, the preparation and submission of information relating to the Property as well as the preparation of any necessary estoppel certificates; and use its best efforts to secure the execution and delivery of such estoppel certificates, subordination and non-disturbance agreements and other required documents.

(xvii)      Subject to the Annual Budget or as otherwise approved by Owner in writing, to the extent of its authority, use best efforts to perform or cause to be performed all such acts and things as shall be necessary to effect compliance with all laws, rules, regulations, ordinances, statutes, regulations and requirements of any federal, state or municipal government or any agency thereof having jurisdiction respecting the use or manner of use of the Property or the maintenance or operation thereof; and the requirements of any insurance companies covering any of the risks against which the Property is insured.  Manager will make recommendations to Owner regarding compliance with all notices and, at Owner’s request and expense, shall contract for and supervise the completion of all work necessary to assure such compliance.

(xviii)     Participate in Owner’s weekly management meeting conference calls to discuss the status of the Property (as well as any other meetings or conference calls scheduled by Owner).

(xix)           Generally perform such other functions as are incidental to or reasonably necessary to effectuate the proper management, upkeep and operation of the Property, and keep Owner advised of all matters having a material bearing on the use and operation thereof.

(b)           Subject to applicable Lender requirements, for the Property, Manager shall, on a timely basis, deposit all items of Property income, including without limitation rent and other payments received from tenants, in a local insured interest-bearing account maintained by Owner for such Property, which account shall be in the name of, and at a bank designated by Owner (with all interest accruing to Owner) (collectively, the “Property Account”). Manager shall pay all property expenses set forth in the Annual Budget from the Property Account for such Property. Owner and Manager shall each have signature authority over the Property Account and the funds contained therein, except if Manager is in default under this Agreement or this Agreement has been terminated as to a Property, then Manager shall have no signature authority over the Property Account for such Property. Owner agrees to provide Manager with a monthly accounting of any disbursements made by Owner from the Property Account. All such funds shall at all times be and remain the property of Owner and shall be indicated as such on Manager's records and shall be segregated from the funds of Manager. Upon the execution hereof, Manager and Owner shall agree upon an initial amount to fund the Property Account for the Property. Manager is authorized to issue checks upon the Property Account to pay for all obligations and expenditures incurred by Manager for and on account of Owner in connection with the management and operation of the Property as set forth in the Annual Budget and in accordance with the terms of this Agreement. It is expressly understood and agreed by Manager that all disbursements of funds authorized by Owner to be made by Manager shall be made by a check drawn on the Property Account.  All disbursements of funds shall be substantiated by appropriate records and accounting procedures. Each month, Property expenses shall be paid by Manager from the applicable Property Account in the following order (unless otherwise directed by Owner): (a) first, to payment of any debt service, real estate taxes and insurance premiums for the applicable Property, (b) second to the Manager’s management fee for the prior month and (c) third to all operating expenses set forth in the Annual Budget due and payable by the 25th day of such month (including payroll expenses set forth on Exhibit F). At the end of each month (or as otherwise directed by Owner), the balance of proceeds in the Property Account shall be distributed to Owner in accordance with instructions furnished by Owner to Manager (subject to any reserves recommended by Manager and approved by Owner).  In the event of an emergency requiring the disbursements of funds, Manager shall use its best efforts to contact Owner, but, if such contact cannot be made, Manager shall be deemed authorized to make the disbursements necessary to remedy the emergency condition.  If the Property Account for the relevant Property at the time of an emergency does not contain funds sufficient to remedy said emergency, Manager may, but shall not be required to, use its own funds to do so, and the related Owner shall promptly reimburse Manager upon presentation of receipts for Manager’s reasonable expenditures made in connection with such emergency.

(c)           Manager is hereby authorized to engage attorneys, architects, accountants, engineers or other professional persons subject to Owner's prior written approval, at Owner's expense to the extent provided in the Annual Budget or as otherwise approved by Owner in writing, to assist Manager in the performance of its obligations hereunder.  Owner shall have the right to designate the professionals to be utilized for the foregoing purposes and shall have the further right to engage such professionals directly, without the agency of Manager.

(d)           Manager shall deliver promptly to Owner copies of all notices or other communications which relate to this Agreement or the duties to be performed hereunder.

(e)           Manager shall notify Owner of all legal requirements, claims or actual or potential problems of which it becomes aware regarding hazardous materials or substances, including, but not limited to any hazardous material or substance which is or becomes defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” pollutant, mold, or contaminant under any federal, state, or local statute, regulation, rule, or ordinance or amendments thereto (as well as asbestos or asbestos-containing materials) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601), as amended, and/or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901) (collectively, “Hazardous Materials”), and agrees to promptly notify Owner if it becomes aware of any violation of any such laws regarding Hazardous Materials.  Manager shall take no action involving the storage, transportation, disposal, abatement, cleanup or removal of Hazardous Materials below, on, under, about or affecting the Property except pursuant to specific written instructions of Owner or an environmental consultant approved by or designated by Owner; provided that in the case of emergency, Manager may take such action as it deems appropriate in its good faith business judgment and will have no liability to Owner, nor shall it be deemed an operator of a Property, by reason of any such emergency action.

(f)           Manager shall keep Owner informed of any change in the amount of real or personal property assessments or taxes relating to the Property, and upon request, consult with Owner regarding the contesting of either the validity or the amount thereof; and forward to Owner’s attention, all official receipts evidencing the payment of the foregoing charges. Upon Owner’s request therefor, Manager will cooperate and assist in the preparation of any application for the correction or appeal of any tax or assessment made or to be made in connection with the Property, including, providing supporting testimony at any hearing in connection with such contest or appeal.

(g)           Manager shall promptly investigate and timely make a full written report (with the prior written approval of Owner as to the contents of any such report) to the applicable insurance company to which a claim is being made, with a copy to Owner, as to all accidents, claims or damages relating to the ownership, operation and maintenance of the Property, any damage or destruction to the Property and the estimated cost of repair thereof, and shall prepare any and all reports (with the prior written approval of Owner as to the contents thereof) as may be required by the terms of the applicable insurance policy or by any applicable insurance company in connection therewith. Manager shall have no right to settle, compromise or otherwise dispose of any claims, demands or liabilities, whether or not covered by insurance, without the prior written consent of Owner.

(h)           Manager shall supervise the moving in and out of tenants and arrange, to the extent possible, the dates thereof so that there shall be a minimum of disturbance to the operation of the Property and inconvenience to other tenants, and render an inspection report thereof (to be submitted into such tenant’s leasing file) with respect to any space which has been vacated including an assessment for damages and the disposition of any deposit held as security for the performance by the tenant under its lease with respect to the space vacated.

(i)             Use commercially reasonable efforts to prevent water intrusion into interior spaces and common areas of the Property, cause the removal of water that may have intruded into spaces or resulted from excess humidity, and to prevent mold, bacteria and other contamination at a Property, including implementing protective measures and guidelines as appropriate for the Property, based on its age, type and quality of construction, history of water intrusion, unique or problematic design elements, and local climate and conditions, and as necessary to comply with federal, state and local laws, regulations, ordinances and codes, adopted from time to time, applicable to the management of water intrusion, and complying with any requirements of a Lender or applicable loan documents, relating to the foregoing.

3.           Limitations and Authority.  Notwithstanding any other provisions of this Agreement, Manager shall have no authority to take any of the following actions, unless it has received the prior written approval of Owner:

(a)           Sell, assign or otherwise transfer or mortgage, pledge, hypothecate, alienate or grant a security interest in the Property or any portion thereof or interest therein or allow due to any act or omission of Manager the placing or suffering of any other encumbrance on the Property or any portion hereof or interest therein except for tenant leases as provided in this Agreement;

(b)           Issue any press release or public announcement relating to the Property other than promotional material approved by Owner;

(c)           Vary or change any portion of the insurance carried by Owner;

(d)           Enter into any contract for any service, materials or the like with a party which is affiliated with Manager or in which any partner, member or shareholder of Manager holds a direct or indirect beneficial interest (with the understanding that, if such contract is approved by Owner, it must be at competitive rates); and

(e)           Make any other decision or take any action which by any provision of this Agreement is required to be first approved by Owner.

4.           Compensation of Manager.

(a)          Base Fee. As compensation for its services, Manager shall, with respect to the Property, receive monthly in arrears an amount equal to five percent (5.0%) of the monthly Rental Income (as defined below) actually received from tenants at such Property from the date hereof to the effective date of termination of this Agreement.

(b)           If the effective date of termination is not the last day of a month, the compensation payable pursuant to this Article 4 shall be pro-rated based upon the number of days in such month prior to the effective date of termination.  Such compensation shall be payable on the later of the date which is (i) the 10th business day of the month and (ii) 10 business days following the submission of the Property Reports required to be submitted as of the end of the prior month as indicated on Exhibit D attached hereto.  “Rental Income” means all minimum rents, pet rental fees, late payment fees, laundry and vending machine concessions income, application fees and security deposit forfeitures (except where forfeitures are on account of damage caused by a tenant), but excluding all other receipts or income.

(c)           Reimbursable Expenses. Owner shall reimburse Manager for all reasonable expenses incurred by Manager in performance of its duties under this Agreement which are either in accordance with the Annual Budget or which have been approved in writing by Owner.  Such expenses shall include, without limitation, Manager’s costs of the salaries, benefits (including payroll taxes and premiums for medical, life and workers compensation insurance and reasonable administrative costs relating to 401(k) plans if applicable) and appropriate and prudent training (in accordance with the Annual Budget for such Property) for Manager’s employees who are engaged solely in management or operation of the Property (or for the properly apportionable and verified costs of Manager’s employees who are also engaged to provide services to other projects) including any off-site accounting personnel and costs for an on-site management office; provided, however, such expenses shall not include (w) Manager’s general office expenses and administrative overhead or the costs of any off-site office, (x) any corporate training (except such appropriate and prudent training expenses as set forth above in this Section 4(b)),  (y) the insurance premiums described in Section 7 below, or (z) any other costs which are stated in this Agreement to be borne by Manager.

(d)           Construction Management.  In connection with the annual budgeting process, Manager shall recommend for Owner’s approval specific capital projects and repairs for which Manager shall provide construction management services.  Manager shall be paid for its services in connection with capital projects for which Owner selected Manager to provide construction management services pursuant to a separate agreement to be negotiated and entered into between Owner and Manager.

(e)           Manager shall receive no compensation or reimbursement of any kind or nature except as expressly provided in this Article 4.

5.           Term.  Subject to Article 6, the employment of Manager under this Agreement shall commence on the date hereof and shall expire one (1) year from the date hereof (the “Initial Expiration Date”).  If neither Owner nor Manager has given to the other party, at least thirty (30) days prior to the Initial Expiration Date, written notice that such party does not wish this Agreement to renew, then the term of this Agreement shall be deemed automatically renewed for an additional period of one (1) year, and so on for further renewal periods of one (1) year unless either party has given to the other written notice of non-renewal at least thirty (30) days prior to the expiration of such extended period.  Notwithstanding any such automatic renewal, this Agreement shall be subject to termination in accordance with the provisions of Article 6 below.

6.           Termination.

(a)           This Agreement and Manager’s term of employment under this Agreement, for the Property, may be terminated by the Owner after the Initial Expiration Date for any reason, in its sole and absolute discretion, at any time, upon not less than thirty (30) days prior written notice to Manager.  Such termination shall be without payment of any additional fees or penalties, other than accrued management fees payable in accordance with Section 4(a) hereof.

(b)           As to the Property, this Agreement and Manager’s term of employment under this Agreement may be terminated by Owner immediately upon the occurrence of any of the following events:

(i)           the fraud, gross negligence or malfeasance on the part of Manager under this Agreement;

(ii)          the sale of all, or substantially all, of the Property (or of all of the direct or indirect ownership interests therein);

(iii)         default by Manager in the performance of a particular obligation under this Agreement (A) which can be reasonably cured in thirty (30) days and which is not cured within thirty (30) days after written notice thereof or (B) on three (3) occasions during any twelve (12) month period; or

(iv)           as required by a Lender (as defined below).

(c)           Upon termination of Manager or expiration of this Agreement, all property of Owner in Manager's possession or control, including all security deposits, bank deposits, books of account and records, computer files, leases, correspondence, service contracts, warranties and all invoices (together with copies of all checks in payment thereof) shall be delivered to Owner within three (3) business days after such termination or expiration and Manager's authority to act for Owner shall immediately cease.  All of Manager’s own books of entry, payroll records and other records relating to the Property or the performance of its duties hereunder, and which are not otherwise required to be turned over to Owner, shall be kept by Manager for a period of at least three (3) years following any termination of this Agreement, and shall, upon request, be available for Owner’s inspection and/or copying (at Owner’s cost).

(d)           Notwithstanding the foregoing, the assignment for the benefit of creditors, appointment of a receiver, or filing of a voluntary petition in bankruptcy by Manager shall immediately terminate this Agreement with no right to cure.  If a petition in bankruptcy is filed against Manager, Manager shall have ninety (90) days to dismiss such petition before Owner may terminate this Agreement.

(e)           Commencing after the Initial Expiration Date, this Agreement and Manager’s term of employment under this Agreement for all but not less than all of the Property may be terminated by the Manager for any reason, in its sole and absolute discretion, at any time, upon not less than sixty (60) days prior written notice to Owner and such termination shall be without payment of any additional fees or penalties, provided, however, at any time, as to the Property, with respect to such Property and such Property only, Manager may terminate this Agreement in the event of a default by Owner which is not cured within thirty (30) days written notice thereof, provided that such default is capable of being cured within a thirty (30) day period. If the default cannot be cured within a thirty (30) day period, the right to cure shall continue for as long as necessary to cure said default, provided that the defaulting party begins to cure within thirty (30) days and continues its efforts in good faith.   .

7.           Manager's Insurance Coverage.  With respect to the Property:

(a)           Manager shall procure and maintain, at Manager's sole cost and expense, general liability insurance, issued by an insurance company licensed in the state in which the Property is located and acceptable to Owner, with minimum limits of at least $1,000,000 per occurrence for bodily injury and at least $1,000,000 per occurrence for property damage.

(b)           Manager shall procure and maintain, at Manager’s sole cost and expense, throughout the term hereof worker's compensation and unemployment compensation in full compliance with all applicable state and federal laws and regulations.

(c)           To the extent applicable, Manager shall, at Manager's sole cost and expense, maintain in full force and effect comprehensive automobile liability insurance coverage which has combined single limit coverage of $1,000,000.  The comprehensive automobile liability policy shall include blanket non-owned coverage.

(d)           Manager shall, at Manager's sole cost and expense, maintain in full force and effect an "umbrella" liability coverage providing coverage in the amount of $3,000,000 (if such amount can be obtained pursuant to applicable state law) in excess of the coverages to be maintained pursuant to Subparagraphs 7(a), (b), and (c) hereof.

(e)           Manager shall, at Manager’s sole cost and expense, maintain in full force and effect employment practices liability insurance coverage, including third party coverage, which has limits of not less than $1,000,000 each wrongful employment act and $1,000,000 aggregate.

(f)           Owner shall have the right to require Manager to obtain and maintain, at Manager's sole cost and expense, such other insurance as Owner may from time to time deem reasonably necessary and which insurance is normal and customary for managing agents for buildings similar to and located in the vicinity of the applicable Property.

(g)           Manager shall furnish Owner with certificates of insurance (or, if requested by Owner, certified copies of the insurance policies), all in form and substance reasonably satisfactory to Owner, and required to be obtained and maintained by Manager pursuant to the terms of this Agreement.  Owner shall be named as additional insured on the Commercial General Liability Policy, automobile liability and excess liability policies.  Such policies shall provide that they shall not be canceled or otherwise modified without thirty (30) days' prior written notice to Owner.  At least ten (10) days prior to the expiration of any such policy Manager shall furnish Owner with evidence that the insurance policies required hereunder have been renewed.

8.           Indemnity.

(a)           Owner and any Owner Affiliate hereby agrees to indemnify and hold Manager, its agents and employees harmless from and against any and all liabilities, claims, suits, fines, penalties, damages, judgments, losses, fees, costs and expenses (including reasonable attorneys’ fees and court costs) incurred when Manager is acting in accordance with the terms and provisions of this Agreement and within the scope of authority conferred upon Manager hereunder, or when Manager is acting under the express direction of Owner, except for matters for which Manager indemnifies Owner under subclause (b) below.

(b)           Manager hereby agrees to indemnify and hold Owner and its employees, harmless from and against any and all liabilities, claims, suits, fines, liabilities, damages, judgments, losses, fees, costs and expenses (including reasonable attorneys’ fees and court costs) which arise due to Manager’s actions taken outside the scope of (or in default of) this Agreement or due to its gross negligence or willful misconduct.

(c)           Owner shall cause Manager to be named as an additional insured, as its interest may appear, with respect to any and all general or public liability insurance coverage with respect to the Property.  Owner shall be responsible, at its expense, for maintaining casualty insurance with respect to the Property.

9.           Human Rights.  Manager shall, in its procurement of goods and services, use best efforts to ensure that minority and women-owned business enterprises are given the opportunity to provide such goods and services.  Manager acknowledges that pursuant to certain federal, state and local laws and the rules and regulations promulgated thereunder or pursuant thereto (“Human Rights Laws”) applicable to the Property, it is illegal for an owner of property or the property manager acting on behalf of such owner to refuse to lease property or procure goods and services from any person because of personal characteristics, which characteristics may include race, color, religion, national origin, sex, marital status, sexual orientation, age or physical disability, as specified in the Human Rights Laws applicable to the Property.  Owner and Manager each agree to comply with all Human Rights Laws applicable to the Property.

10.         Lender Provisions.  All fees payable to Manager shall be subordinate to the payment of all debt service obligations under any loan  or preferred equity investment (any such loan or investment, a “Loan”) secured by the Property or an indirect or direct interest  in  the Property, if required by any  mortgage lender (a “Lender”).  Manager shall cooperate in executing any additional agreements to document the above if required by  a Lender.  Manager agrees that  a  Lender shall have the right, upon notice to Manager and Owner at any time after the occurrence and during the continuance of an event of default under  a  Loan, to be substituted for Owner under this Agreement and to continue to employ Manager in accordance with the terms of this Agreement.  A Lender shall have the right to terminate this Agreement upon notice to Manager and Owner at any time after the occurrence and during the continuance of an event of default under a Loan.

11.         Avoidance of UBTI. Notwithstanding any provision to the contrary, any provision of this Agreement or any action by Manager that might cause a direct or indirect beneficial owner in Owner to recognize “unrelated business taxable income” within the meaning of Internal Revenue Code (“Code”) Sections 511-514 (“UBTI”) as a result of its direct or indirect investment in Owner shall be (i) void and of no effect or (ii) reformed, as necessary, to avoid such potential recognition of UBTI.  Manager shall use its best efforts not to cause UBTI to occur.

12.         REIT Protection.

(a)           While the Manager shall not be required independently to determine whether any transaction or arrangement would adversely affect the ability of any “Owner Affiliate” (as defined below) to qualify as a REIT or would result in the Owner holding any assets other than “real estate assets” as defined in Section 856(c)(5)(B) of the Code (“Non-REIT Assets”) or generating income which would not qualify under Section 856(c)(3) and 856(d) of the Code (“Non-REIT Income”) if such income were earned by any Owner Affiliate directly, if the Manager has actual knowledge, or is otherwise informed by any Owner Affiliate in the exercise of such Owner Affiliate’s reasonable judgment, that a transaction or arrangement could have an adverse effect on Owner Affiliate’s ability to qualify as a REIT or could result in the Owner holding Non-REIT Assets or generating Non-REIT Income, the Manager shall take such actions (or refrain from taking such actions) as are reasonably required to protect the Owner Affiliate’s REIT status or to avoid the Owner’s receipt of such Non-REIT Income and/or Non-REIT assets (as the case may be); provided, however, that the terms of this paragraph shall not limit any of the specific restrictions on the authority of the Manager set forth elsewhere in this Agreement.

(b)           For purposes of this Section 12, “Owner Affiliate” shall mean, when used with reference to the Owner, (a) any Person (as defined below) that directly or indirectly through one or more intermediate controls or is controlled by or is under common control with the Owner, and (b) any Person which directly or indirectly is the beneficial owner of ten percent (10%) or more of any class of equity securities, partnership interests or other ownership interests in the Owner or of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities, partnership interests or other ownership interests.  For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by agreement or otherwise, and the term “controlled” has the meaning correlative to the foregoing.  “Person” shall mean any corporation, trust, business trust, or association and the assigns thereof, where the context so requires.

13.         General Provisions.

(a)           Notice.  All notices hereunder to Owner or Manager shall be sent by certified or registered mail, return receipt requested, or may be sent by Federal Express or other nationally recognized overnight courier which obtain signature upon delivery.

OWNER:	Presidential Realty Corporation
9 E. 40th Street, Suite 900
New York, NY 10016
Attn: Alex Ludwig

MANAGER:	Signature Community Management, LLC
9 E. 40th Street, 9th Floor
New York, NY 10016
Attn: David H. McLain, Esq.

Notices shall be deemed served three (3) days after mailing, and in the case of overnight courier on the date actually delivered to the intended recipient, except for notice(s) which advise the other party of a change of address of the party sending such notice, which notice shall not be deemed served until actually received by the party to whom such notice is addressed or delivered if refused by such party.

(b)           Limitation of Liability.  Notwithstanding any provision contained herein to the contrary, the liability of the Owner arising under or in connection with this Agreement is strictly limited to and shall be enforceable only out of the Property and the income and rents therefrom and in no event shall any Owner have any personal liability hereunder.

(c)           Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(d)           No Partnership.  Owner shall not and by this Agreement does not in any way or for any purpose become a partner of Manager in the conduct of its business, or otherwise, or a joint venture of or a member of a joint enterprise with Manager or vice versa.  It is agreed by the parties that either party may engage in any other business or investment, including the ownership or investment in real estate and the operation and management of property similar to the Project, and that the other party hereto shall have no rights in and to any such business or investment or the income or profit derived therefrom.

(e)           Modifications.  No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall there by any waiver of any term or conditions in the future, unless such change or modification or waiver shall be in writing and signed by both parties.

(f)           Binding Effect.  Subject to the provisions hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their legal representatives, transferees, successors and assigns.

(g)           Waiver of Liens.  To the extent permitted by law, Manager, for itself and its agents and contractors, hereby waives all right to assert a lien against the Property under any mechanic’s lien law or similar law in the state in which the Property is located.

(h)           Captions and Definitions.  The captions to the paragraphs in this Agreement are included for convenience only and are not intended and shall not be deemed to modify or explain any of the terms of this Agreement.

(i)           Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be an original of this Agreement and all of which, taken together, will constitute the entire Agreement between the parties hereto.

(j)           Applicable Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.  Each party irrevocably and unconditionally agrees to (i) submit itself to the personal jurisdiction of the courts of New York County, New York and the United States federal courts and (ii) waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the State of New York or the state courts of the State of New York sitting in New York County and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

(k)           Assignment.  Manager may not assign this Agreement or delegate any of its duties hereunder without the prior written consent of Owner in each instance, which consent Owner may withhold in its sole discretion.  Owner may assign this Agreement to any purchaser of a Property (with respect to such Property) or any other person or entity without the consent of Manager.

(l)           Attorneys’ Fees.  If any party obtains a judgment against any other party by reason of breach of this Agreement, a reasonable attorneys’ fee as fixed by the court shall be included in such judgment.

(m)           Confidentiality.  Manager agrees, for itself and all persons retained or employed by Manager in performing its services hereunder, to hold in confidence and not to use or disclose to others any information relating to the Property which Owner designates as confidential or proprietary, except where Owner specifically authorizes Manager to disclose such information to others, or where such disclosure reasonably results from the performance of Manager’s duties or is required to be disclosed by law or pursuant to litigation.

(n)           Special Provisions.  This Agreement incorporates the special provisions, if any, set forth on Exhibit “F” hereto.

[SIGNATURES ON NEXT PAGE]

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

OWNER:
PRESIDENTIAL REALTY CORPORATION

By:	/s/ Jeffery F. Joseph
Name: Jeffery F. Joseph
Title: President

MANAGER:
SIGNATURE COMMUNITY MANAGEMENT, LLC

By:	/s/ David McLain
Name: David McLain
Title: CEO

EXHIBIT A

                                SPECIFIC MANAGEMENT GUIDELINES

1.           The Manager shall walk the Property no less than once per week.

2.           To the extent of received funds, a deposit shall be made to the bank no less than every other day (daily between the 1st and 5th).

3.           Manager shall use its best efforts to cause the delinquencies at month end to be no more than a 1/2 percent of the monthly income.

4.           To the extent permitted by law and the applicable lease, rent shall be late on the 2nd day of the month and a late fee should be assessed each day thereafter.

5.           Notice to regain possession under applicable law shall be served no later than the tenth day of the month, or such later date as may be required by applicable law.

6.           Regional Manager shall spot audit NSF'S, delinquents, applications and leases monthly.

7.           Regional Manager and Manager shall report monthly (or more frequently if so required by this Agreement) on any potential liabilities, such as any health and safety issues, fair housing and environmental concerns.

8.           Manager shall conduct semi-annual inspection of the Property.

9.           All O&M plans shall be present at the Property and reviewed and implemented accordingly.

EXHIBIT B

LEASING GUIDELINES

1.            Manager will undertake an active marketing campaign and will investigate all appropriate prospective tenants to maximize the occupancy of the Property.

2.           All leasing shall be for such rental rates, and on such other terms and conditions, as established by Owner from time to time.

3.           It is specifically understood and agreed by Manager that this Agreement does not apply to, encompass or relate to a sale of all or any part of the Property, and that Manager shall be entitled to no fee or commission with respect to any such sale.

EXHIBIT C

FORM LEASE

TO BE AGREED BY THE PARTIES AFTER THE DATE HEREOF

EXHIBIT D

REPORTING REQUIREMENTS

Manager shall submit the following reports to Owner in accordance with the schedule outlined below.  All reports shall be submitted via data base upload:

           By the 7th Day of the Month

1.	A copy of the computer Data Base from the system of Property Management Records and (closed for the previous month) GL/AP Records.

           By the 10th Day of the Month

1.	A copy of the computer Data Base from the system of Property Management Records and (closed for the previous month) GL/AP Records.

           By the 10th Day of the Month

1.	Balance Sheet

2.	Cash Journal

3.	A/P Check Register

4.	Year-to-Date General Ledger

5.	Budget Comparison Report

6.	Delinquency Aging Report

7.	Rent Roll

8.	Statement Reconciliation Report & Bank Statements

9.	Narrative Report on Management and Leasing, including an analysis of the variances presented on the Budget Variance Report and the Periodic Inspection Checklist

10.	Capital Projects Report #1 and Capital Projects Report #2 (in form approved by Owner)

11.	Twelve month trailing operating statement

           By the end of each Calendar Quarter

1.	Quarterly Budget Variance Report

2.	Quarterly Reforecast Net Cash Flow Summary

Annually

1.	IRS Form 1099 Filings

EXHIBIT E

VENDOR INSURANCE REQUIREMENTS

TO BE AGREED BY THE PARTIES AFTER THE DATE HEREOF

EXHIBIT F

SPECIAL PROVISIONS

1.	Manager shall have the right to hire third party commissioned based brokers to lease space and charge back the cost of these people to the property.